Exhibit 99.1

American Stock Exchange 86 Trinity Place New York, NY 10006-1872

James P. Mollen
Director - Listing Qualifications
T 212 306 2391
F 212 306 5359
james.mollen@amex.com

Via Facsimile and Federal Express

January 12, 2007

Mr. Herbert M. Stein
Chairman and Chief Executive Officer
Apogee Technology, Inc.
129 Morgan Drive
Norwood, MA 02062

Dear Mr. Stein:

As you are aware, Apogee Technology, Inc. (“Apogee” or the “Company”) is not in compliance with certain of the American Stock Exchange’s (the “Amex” or the “Exchange”) continued listing standards. Specifically, the Company is not in compliance with Section 1003(a)(ii) of the Amex Company Guide(1) with shareholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three out of its four most recent fiscal years and Section 1003(a)(iii) of the Company Guide with shareholders’ equity of less than $6,000,000 and losses from continuing operations and/or net losses in its five most recent fiscal years.

Based on a review of the information provided by the Company on November 30, 2006 and December 20, 2006 as well as conversations with you (the “Plan”), the Exchange has determined that, in accordance with Section 1009 of the Company Guide, the Company made a reasonable demonstration of its ability to regain compliance with the continued listing standards by the end of the plan period, which we have determined to be no later than November 1, 2007. Therefore, at this time we are prepared to continue the listing of Apogee subject to the following conditions:

i.                                          The Company must make a public announcement through the news media by January 19, 2007 disclosing the fact that it is not in compliance with the continued listing standards of the Exchange and that its listing is being continued pursuant to an extension. The targeted completion date of November 1, 2007 must also be disclosed.

(1)            The Amex Company Guide can be accessed at www.amex.com.

Mr. Herbert M. Stein
January 12, 2007

                                For your convenience, we have enclosed sample press release language and a list of news services that the                                  Company may use in connection with this disclosure.(2)

ii.                                       The Company must continue to provide the Exchange Staff with updates in conjunction with the initiatives of the Plan as appropriate or upon request.

iii.                                    Exchange Staff will review Apogee periodically for compliance with the Plan. If the Company does not show progress consistent with the Plan, the Exchange Staff will review the circumstances and may immediately commence delisting proceedings. Additionally, please be advised that consistent with the Exchange’s obligations and responsibilities as a self-regulatory organization, the Exchange Staff is authorized to initiate immediate delisting proceedings as appropriate in the public interest, notwithstanding the terms of this letter.

At the end of the Plan Period Apogee must be in compliance with the requirements Exchange’s continued listing standards. Failure to regain compliance within the timeframes outlined above will likely result in the Exchange Staff initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

We appreciate your attention to this matter and we look forward to continuing to work with you through this difficult time. Towards that end, it is important during this process that you continue to communicate with the Exchange on a proactive basis regarding all corporate developments. If we may be of any assistance in this matter, please do not hesitate to contact me, or Richard McKnight, Senior Analyst, at (212) 306-2384.

Please acknowledge your acceptance of the conditions outlined in this letter by signing and returning the enclosed copy of this letter by January 19, 2007.

Very truly yours,	Acknowledged and Agreed to:

/s/ James Mollen	/s/ Herbert M. Stein	Date:
Mr. Herbert M. Stein
Chairman & Chief Executive Officer
Apogee Technologies, Inc.

Enclosures

(2)                                  This notice should be provided to the attention of the Amex Stock Watch Department (telephone: 212-306-8383; facsimile: 212-306-1488), and to Richard McKnight at (facsimile: 212-306-5359) at least 20 minutes prior to dissemination.

Press Release Language and News Services

While the Amex does not endorse any particular format or provide a sample press release related to this disclosure, you may wish to consider language that discloses that: on (DATE) the Company received notice from the Amex Staff indicating that the Company is below certain of the Exchange’s continued listing standards due to (LOSSES IN TWO OF ITS MOST RECENT FISCAL YEARS WITH EQUITY BELOW $2 MILLION, ETC.) as set forth in Section 1003 (       ) of the Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on (DATE) presented its plan to the Exchange. On (DATE) the Exchange notified the Company that it accepted the Company’s plan of compliance and granted the Company an extension until <DATE> to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange Staff during the extension period. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

For your convenience, following is a list of news services that the Company may use in connection with this disclosure:

Dow Jones News Wire Spot	Bloomberg Business News	PR Newswire
News	Newsroom	1515 Broadway, 32nd Floor
Harborside Financial Center	P.O. Box 888	New York, NY 10036
6000 Plaza Two	Princeton, NJ 08542-0888	(800) 832-5522
Jersey City, NJ 07311-3992	(609) 279-4000	(800) 962-5540 FAX
(201) 938-5400	(609) 497-6577 FAX
(201) 938-5600 FAX

Businesswire	Reuters
40 E. 52nd Street	Corporate News Desk
19th Floor	199 Waters Street, 10th Floor
New York, NY 10022	New York, NY 10038
(212) 752-9600	(646) 223-4000
(212) 752-9698 FAX	(646) 223-6001 FAX